Exhibit 17(a)
Execution Version

Global Corporate & Investment Banking BofA Securities, Inc. One Bryant Park, New York, NY 10036
October 11, 2024
The Special Committee of the Board of Directors
Blue Owl Capital Corporation
399 Park Avenue
New York, NY 10022
Members of the Special Committee:
We hereby consent to the inclusion of our opinion letter, dated August 6, to the Special Committee of the Board of Directors of Blue Owl Capital Corporation (“OBDC”) as Annex B to, and to the reference thereto under the headings “THE MERGERS — Opinion of the OBDC Special Committee’s Financial Advisor” and “— Opinion of the OBDC Special Committee’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving OBDC and Blue Owl Capital Corporation III, which joint proxy statement/prospectus forms a part of OBDC’s Registration Statement on Form N-14 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 1 of 1